Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our report dated April 26, 2010, with respect to the consolidated financial statements of Security Benefit Life Insurance Company and Subsidiaries and to the use of our report dated April 30, 2010, with respect to the financial statements of the Variflex(R) Separate Account, included in Post-Effective Amendment No. 34 to the Registration Statement under the Securities Act of 1933 (Form N-4 No. 002-89328) and the related Statement of Additional Information accompanying the Prospectus for the Variflex(R) Variable Annuity.



Kansas City, Missouri
April 30, 2010